Exhibit 4.10

Resolutions of PepsiCo Singapore Financing I Pte. Ltd.’s Board of Directors

(Effective as of February 7, 2024)

RESOLVED: That PepsiCo Singapore Financing I Pte. Ltd. (the “Issuer”) is hereby authorized to incur, or contract to incur, and from time to time to restructure, refund or refinance the same, indebtedness for borrowed money (the “Indebtedness”), upon such terms and conditions as may be approved by the chief executive officer (the “CEO”) of the Issuer, or such directors or officers of the Issuer or of PepsiCo, Inc. (“PepsiCo”) to whom the CEO of the Issuer may in writing delegate his or her authority granted hereunder or under any related resolutions of the Board of Directors of the Issuer (such directors and officers collectively, “Delegated Persons”); such Indebtedness may be incurred pursuant to the issue and sale of notes, debentures, bonds and similar or related instruments of the Issuer, in one or more private transactions or public offerings, domestic or foreign (“Securities”); and

RESOLVED: That the CEO of the Issuer and the Delegated Persons are hereby authorized to execute (manually or by facsimile or electronic signature) and deliver, in the name and on behalf of the Issuer, notes or other evidences of Indebtedness or agreements to incur, or which provide for the right to incur, Indebtedness (“Debt Instruments”).